Exhibit 99.1
Axcess Wins $3.5 Million Port Security Infrastructure Award
Active RFID, Sensors and Scanners Provide Advanced Security for Daily
Operations and Fifth Summit of the Americas Conference
DALLAS, TX, February 24, 2009 — Axcess International Inc. (OTCBB: AXSI), the leader in Micro-Wireless systems for automated identification, tracking and sensing announced today that it has won a competitive procurement worth $3.54 million to provide security infrastructure solutions for the Port at Trinidad’s capital, Port-of-Spain. When the contract is finalized, the comprehensive system will include active RFID, multiple types of sensors and multiple types of scanners to improve daily security operations and will augment the security at the Port for modern day threats such as terrorism. In April, Trinidad hosts the Fifth Summit of the Americas Conference attended by over 30 heads of state of countries from North, Central and South America and the Caribbean.
The specific security solutions remain confidential. However, some of the augmented elements include wireless vehicle and visitor tracking; sensors for toxic chemicals, gases and radiation; and scanning for metal objects on personnel and in baggage. Axcess provided a similar solution for Barbados Port Inc. to improve its security beginning when it hosted the Cricket World Cup Games 2007.
The leaders of the democratic nations of the Hemisphere will meet in 2009 in Port-of-Spain, Trinidad and Tobago at the Fifth Summit of the Americas to consider the most important issues facing the region and to advance collective solutions in pursuit of a higher quality of life for all citizens. The title of this year’s conference is: Securing Our Citizens’ Future by Promoting Human Prosperity, Energy Security and Environmental Sustainability.” The Summit is scheduled to take place April 17-19 at the Port of Port-of-Spain. Thirty four countries are members including the United States.
“Security has long been our primary objective at the Port,” commented Chris Mendez, CEO of the Port Authority of Trinidad & Tobago. “These systems are critical to providing the necessary advanced security for the Summit Conference and for Port operations thereafter.”
“Our patented active RFID technology is proven to leverage existing security resources,” said Allan Griebenow, President and CEO of Axcess International. “Together with other wireless-based detection technologies, our solutions provide comprehensive advanced security threat detection and response. We have specific Port experience in the region and for special, high level events such as the upcoming Summit Conference. We are honored to have been chosen to provide this critical infrastructure security capability.”
The solutions being provided represent Axcess’ broader Southern and Eastern Caribbean Security Initiative exemplified earlier by the comprehensive advanced security system provided to the Barbados Port Inc. for improved infrastructure security and in support of the 2007 Cricket World Cup Games.